Exhibit 10.22

FIRST MID-ILLINOIS BANCSHARES, INC. INCENTIVE COMPENSATION PLAN

The following is a description of the First Mid-Illinois Bancshares, Inc. Incentive Compensation Plan (the “Plan”).  The Plan provides for payment of annual cash bonuses to employees selected by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

The Plan is administered by the Committee.  The Committee has full authority to select the employees eligible to participate in the Plan and determine the performance goals pursuant to which bonuses will be paid.

At the beginning of each year, the Committee establishes (i) the target bonus amount each participant can receive, expressed as a percentage of the participant’s base salary, (ii) the performance goals, (iii) the portion of the bonus that is based on each performance goal and (iv) the target levels for each performance goal, which determine the amount of bonus payable, as follows:

Threshold:	The level at which participants receive 25% of the bonus opportunity based on each performance goal component.
Budget:	The level at which participants receive 60% of the bonus opportunity based on each performance goal component.
Superior:	The level at which participants receive 100% (which is the maximum) of the bonus opportunity based on each performance goal component.

No bonus is paid if the threshold level is not met. The Committee has the discretion to pay a prorata bonus amount to reflect attainment of the performance goals between threshold, budget and superior levels.

No bonus will be paid for any year to a participant whose employment with the Company and affiliates terminates during the year, unless otherwise determined by the Committee in its discretion.  In all cases, the Committee must approve final bonus awards and can reduce a bonus payment in its discretion.  The Committee retains the right to terminate an employee’s participation in the Plan at any time, in which case no bonus may be paid.  Bonuses will be paid in cash to participants prior to March 15 following the year for which the bonus was earned.

The Board may amend or terminate the Plan at any time, without the consent of participants or approval of stockholders, provided that no amendment or termination of the Plan shall affect the Company’s obligation to pay any bonus amount after it has been earned by a participant.